Exhibit 10.7

Software Licensing Agreement

This Software Licensing Agreement (“the Contract”) is made and entered into this 20th day of May, 2007 in Beijing by and between the Parties as shown below.

PARTIES:

Licensor:	Beijing Champion Education Technology Co., Ltd., a wholly foreign owned enterprise duly organized and existing under the laws of the People’s Republic of China (hereinafter called “the Licensor”)

Registered Office: Room 1805, Institute International Building, Number 1, Zhichun Road, Haidian District, Beijing

Facsimile: +86 – 10 – 8233 0109

Licensee:	Beijing Champion Science and Technology Co. Ltd, a limited liability company duly organized and existing under the laws of the People’s Republic of China (hereinafter called “the Licensee”)

Registered Office: Room 1806, Institute International Building, Number 1, Zhichun Road, Haidian District, Beijing

Facsimile: +86 – 10 – 8233 7887

WHEREAS

1.	Licensor, in accordance with the agreement reached with the owner(s) of “Champion Distance Education Platform V1.0” and related technologies (hereinafter called “the Licensed Software”) (“the Software Technology”), is entitled to and possesses the right to use, relicense and follow-up develop the Licensed Software;

2.	Licensor wishes and is willing, as from the date hereof, to grant the Licensee a non-exclusive right to use the Licensed Software; and

3.	Licensee wishes and agrees, as from the date hereof, to enjoy a non-exclusive right to use the Licensed Software, on the Terms and Conditions set forth hereof.

NOW, THEREFORE, the Parties, through friendly negotiation, hereby covenant and agree as follows:

Clause 1	Licensed Software

1.1	The Licensed Software under the Contract means the “Champion Distance Education Platform V1.0” and related technologies, which will be used for the distance education platform based on Internet technology and operated by Licensee.

1.2	The Licensed Software includes licensed program (including source code and object code) and all data related thereto. Licensor shall make the licensed program and materials related thereto as an attachment to the Contract.

1.3	Licensor hereby agrees to grant Licensee a non-exclusive right to use the Licensed Software.

Clause 2	Licensing Period

2.1	This Contract shall come into full force immediately upon the signature of authorized representatives of the Parties hereto, and shall remain valid and in force during the operating and existing period of Licensee.

Clause 3	Licensing Territory

3.1	Licensor hereby licenses the Licensee to use the Licensed Software around the world.

Clause 4	Nature of Licensing

4.1	Licensor grants the Licensee a non-exclusive right to use the Licensed Software, i.e. during the licensing period and within the licensing territory, the Licensor, apart from the Licensee, may license any other person to use the Licensed Software as well.

4.2	Licensee may, on the distance education platform operated by himself, use the Licensed Software, also may use the Licensed Software on other distance education platform on which the Licensee has reached a cooperative agreement with the owner/operator of such platform.

4.3	Licensee may, upon the written consent given by the Licensor, use the Licensed Software on such distance education platform as operated by the Licensee’s subsidiaries or an entity in which the Licensee holds certain shareholdings; provided that Licensee shall negotiate with the Licensor with respect to the license fee (including but not limited to the specific amount and whether royalty will be charged).

Clause 5	Means of Licensing

5.1	Licensee may, on the rights granted and vested in hereof, copy and then install the Licensed Software onto the Internet-based distance education platform(s) operated by the Licensee or his cooperative partners.

5.2	Licensor hereby agrees to provide complete technical support and follow-up services for the installation and running of Licensed Software, until and unless the distance education platform operated by the Licensee runs normally.

5.3	Licensee hereby represents and warrants that, Licensee will not use the source code of Licensed Software for any other purpose than the debugging of operating system, and will not in any means disclose such source code to any other person.

Clause 6	License Fee

6.1	In consideration for the use of Licensed Software by Licensee, Licensor and Licensee, subject to their consultation and negotiation, hereby agree that, Licensee shall at every year pay the Licensor a fixed-amount of license fee or otherwise pay the license fee according to the agreement reached between the Parties. The license fee shall be paid in accordance with followings.

(1)	Licensee shall, as from August 1, 2007 to September 30, 2007, monthly pay RMB 7 million (SAY: RMB Seven Million Only) as the license fee to Licensor.

(2)	In view of the fact that Licensor will, on or before September 30, 2007, complete the follow-up development of Licensed Software, forming “Champion Distance Education Platform V2.0”; after “Champion Distance Education Platform V2.0” has been put into service and all distance education platforms operated by Licensee have been completely updated, Licensee shall, as from October 1, 2007, monthly pay the Licensor a license fee equivalent to 30% of all business incomes earned by Licensee in current month through such distance education platforms, and such license fee shall be paid on or before the 15th day of immediate next month.

(3)	Licensee shall, on or before the 15th day of each calendar month, in a timely manner provide the precise amount of all business incomes realized by the Licensee in last month through above distance education platforms and the financial statement to Licensor for review and verification. Licensor, after the completion of foregoing verification, will give a notice to Licensee to demand the license fee payable; Licensee shall, in strict accordance with the requirements set out in the notice given by Licensor, in a timely manner pay the full amount of license fee payable.

6.2	In the event that any material change occurs during the term of this Contract, the Parties hereto shall further consult with each other to determine the amount of license fee and payment terms.

Clause 7	Delivery and Check of Licensed Software

7.1	Licensor shall, on or before May 31, 2007, deliver the Licensed Software to the Licensee, also shall complete the installation and debugging of such Licensed Software, in accordance with the requirements given by Licensee.

7.2	Licensor shall, in the forms of source code and object code, provide at least two (2) licensed programs to Licensee, and also shall provide at least four (4) sets of licensed data.

7.3	Upon the completion of the delivery as described above, the Parties hereto shall sign a written document to affirm the delivery result.

7.4	Licensee, within ten (10) days after receiving the Licensed Software, shall check the Licensed Software jointly with the Licensor in accordance with the acceptance standard agreed upon between them. If the Licensed Software is acceptable after foregoing check, the Parties shall sign a written document to affirm the check result.

7.5	If the Licensed Software fails the check attributable to the quality of Licensed Software, the Parties shall negotiate with each other for the handling of the non-conformities and shall enter into a written agreement on further handling of these non-conformities.

7.6	The standards for checking the Licensed Software and the checking means reached between the Parties shall apply to the new distance education platform software formed through the follow-up development of Licensed Software by Licensor.

Clause 8	Training and Services

8.1	Subject to the completion of Licensed Software delivery as specified under Clause 7, Licensor, at the request of Licensee, may send his technicians to train the Licensee’s personnel on the use and application of the Licensed Software. The number of technicians and training period shall be determined reasonably by the Licensee based on the actual needs.

8.2	The training shall be held at the place designated by Licensee.

8.3	Licensor, during the licensing period, has the obligation to provide services to solve the problems encountered by the Licensee during the use of Licensed Software, free of charge. The services to be provided include, but not limited to, distance instruction and field service.

Clause 9	Follow-Up Development and Updating of Licensed Software

9.1	If having successfully developed updated version of Licensed Software during the licensing period, Licensor shall in a timely manner provide the updated version to Licensee for use. Licensor, at the reasonable request from Licensee, shall assist the Licensee to fully master the use and application of updated version of the Licensed Software, also shall provided the technical information and materials concerned.

9.2	Unless otherwise agreed between the Parties hereto, the Clauses herein shall apply to the licensing of the updated version of Licensed Software.

Clause 10	Representation and Warranty

10.1	Each Party represents and warrants that:

(1)	He is an enterprise with the capacity of judicial person duly organized and established and effectively existing in accordance with the laws of the People’s Republic of China;

(2)	He has the power and authority to enter into and perform this Contract;

(3)	The representative putting his or her signature on this Contract has been duly authorized by all necessary action; and

(4)	This Contract, upon the execution of the Contract by the legal representatives/authorized representatives of the Parties, shall come into full force together with the Attachment hereto and have binding forces upon the Parties.

10.2	Licensor represents and warrants that he is legal owner of the Licensed Software, free of infringement on the intellectual property rights or other rights of any third party.

10.3	Licensor represents and warrants that during the licensing period he will take all actions as necessary to maintain and safeguard the Licensor’s rights in the Licensed Software, and complete all procedures as necessary for Licensee to lawfully use the Licensed Software and to become the legal licensee of Licensed Software.

10.4	Licensor represents and warrants that, upon this Contract entering into force, he will from time to time verify the effectiveness of Licensed Software and his rights to use and license the Licensed Software, and will take all adequate actions to safeguard his ownership in the Licensed Software, and at any time, will not cause any problems to the effectiveness of Licensed Software, also will not deliberately make any action detrimental to the effectiveness of Licensed Software.

10.5	Licensee represents and warrants that, without the written consent given by Licensor, he will not relicense any right to any third party.

Clause 11	Confidentiality

11.1	Each Party shall maintain and keep the execution and text of this Contract and any and all data, information and others involved or could be involved in this Contract in confidence.

11.2	Licensee warrants that he will maintain and keep all source code, object code of the Licensed Software and other data concerned in confidence, and will not in any means disclose them to any third party.

11.3	The above stipulations shall remain valid and in force upon the termination or cancellation of the Contract.

Clause 12	Default Liability

12.1	Either Party fails to perform any obligation placed hereof, representation/or warranty shall constitute a default, and such defaulting party shall be held liable to indemnify and compensate any direct and indirect losses so suffered by the observant party.

12.2	In the event that the observant party considers that the default committed by the defaulting party will not prejudice the continue of the Contract, the observant party shall give a notice in writing to the defaulting party to request him to correct the default act within ten (10) days of receiving the notice, and to continue the obligations placed hereof.

12.3	If the observant party considers that the default committed by the defaulting party discontinues the further performance of the Contract, or the defaulting party, within the grace period as stated above, fails to correct his default act, the observant party is entitled to terminate the Contract at his sole discretion.

12.4	The default liability as specified hereof shall remain valid and in force even the Contract is terminated or cancelled.

Clause 13	Infringement and Indemnification

13.1	If any Party violates and breaches any obligation defined hereof, or representation and/or warranty, such Party shall indemnify and compensate the losses actually sustained by the other Party.

13.2

Once the Licensee becomes aware of that any right in the Licensed Software is or could be infringed or threatened, Licensee shall in a timely manner give a notice in writing to the Licensor of all details to his knowledge. Licensor shall, in his own capacity, file a suit or by other means preclude such actual or threatened infringement, and any and all expenses and fees so incurred shall be borne by Licensor. If the Licensor, within thirty (30) days of receiving notice from the Licensee, does not take any action or file a suit to such infringement or unfair competition, it shall be deemed that Licensor has expressly authorized the

Licensee to act as agent ad litem to file a suit to such infringement or unfair competition, provided that any and all expenses and fees so incurred shall be borne by the Licensor. Either Party hereto, for the proceedings taken by the other Party against any third party or taken by any third party against the other Party, shall provide adequate assistance reasonably requested by the other Party, including, but not limited to, providing the information related to the proceedings in question, signing all necessary or useful documents related to the proceedings, and from time to time providing evidences at reasonable request.

13.3	All payment received from the proceedings taken or claim made against any third party shall firstly reimburse the expenses and costs reasonably incurred by the party who takes the proceedings or makes the claim, and then shall reimburse the expenditure sustained by the party who provides assistance. The balance, if any, shall be paid to the party who takes the proceedings or makes the claim.

Clause 14	Force Majeure

14.1	In the event that the performance of the Contract is directly and adversely affected by or the Contract can not be performed at the terms and conditions agreed upon between the Parties due to earthquake, typhoon, flood, fire disaster, war or any other event of Force Majeure which can not be reasonably foreseen, and the occurrence and subsequence of such event can not be prevented or avoided, the Party affected by such Force Majeure shall promptly, by the most quick way, inform the other Party of the circumstance; and shall, within fifteen (15) days upon the occurrence of Force Majeure, provide a detailed description of the circumstance, and the reason for which the Contract can not be further performed or shall be extended for performance and its effective supporting documents.

14.2	The evidence documents as described above shall be issued by competent governmental authorities or notary bodies at the place where the event occurs. The Parties hereto, based on the prejudice cases by the event to the performance of the Contract, may determine to partially release the liabilities under the Contract, or to extend the Contract.

Clause 15	Dispute Resolution and Governing Law

15.1	If there is any dispute arising out of, or in connection with the construing or performance of the Contract, the Parties hereto shall first seek for amicable settlement. If no agreement can be reached, either Party may refer the pending dispute to the People’s Court at the place where the Contract is performed.

15.2	This Contract shall be governed and construed in accordance with the laws of the People’s Republic of China.

Clause 16	Miscellaneous

16.1	This Contract shall have the same binding forces upon the Parties hereto and their successors and assignee(if any).

16.2	The severability shall apply to this Contract. If any Clause hereof is held invalid or null, such invalidity and nullification shall not give any prejudice to the validity of other Clauses.

16.3	The headings hereof are for the purpose of convenience only; neither Party shall construe the Contract by referencing to such headings.

16.4	This Contract is made in two (2) copies, one (1) copy for each Party, having equal legal forces.

16.5	Any failure of either Party to perform or delay to exercise his rights, powers or privileges under this Contract, shall not be deemed as a waiver of such rights, powers or privileges; and any partial exercise of such rights, powers or privileges shall not hinder future exercise of such rights, powers or privileges.

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For and on Behalf of

Licensor: Beijing Champion Education Technology Co., Ltd.

Authorized Representative (signature):

For and on Behalf of

Licensee: Beijing Champion Science and Technology Co., Ltd.

Authorized Representative (signature):